EXHIBIT 10.64
U.S. AUTO PARTS NETWORK, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

This NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made this 16th day of February, 2009, by and between U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), and Theodore R. Sanders, Jr., an individual (“Optionee”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the U.S. Auto Parts Network, Inc. 2007 New Employee Incentive Plan (the “Plan”).

1.    Grant of Option.  The Company hereby grants Optionee the option (the “Option”) to purchase all or any part of an aggregate of 100,000 shares (the “Shares”) of common stock, $0.001 par value (“Common Stock”), of the Company at $1.15 per share according to the terms and conditions set forth in this Agreement and in the Plan. “  The Option will not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Option is issued under the Plan and is subject to its terms and conditions.  A copy of the Plan will be furnished upon request of Optionee.

The Option shall terminate at the close of business ten (10) years from the date hereof (the “Expiration Date”).

2.    Vesting of Option Rights.

(a)    Unless otherwise provided in this Agreement, the Option shall be exercisable for vested Shares only.  The Option shall initially be for unvested Shares, and the Shares shall become vested Shares on the last day of any consecutive three calendar months when and if the average of the Monthly Average Prices (as defined below) of the Common Stock during such three month period reaches or exceeds $5.00 (as adjusted for any stock dividends, splits, combinations or similar events with respect to the Common Stock after the date of this Agreement); provided that, in such case, Optionee shall have continuously provided Service from the date of this Agreement through the date of such vesting (such proviso, the “Continuous Service Requirement”).  The “Monthly Average Price” shall be calculated by adding the closing sales price of one share of the Common Stock as reported by the Exchange for each Trading Day in a given calendar month and dividing such sum by the total number of Trading Days in such month.  For the purposes of this Agreement, “Exchange” shall mean the NASDAQ Global Market or the primary securities exchange on which the Company’s common stock is then listed or quoted, and “Trading Day” shall mean any day on which the Common Stock is listed or quoted and traded on the Exchange.  For example, if there are 20 Trading Days in each calendar month and the Monthly Average Price was $4.75 in January 2010, $5.50 in February 2010 and $5.00 in March 2010, and if Optionee had continuously provided Service from the date of this Agreement through the end of March 2010, then the Options shall vest on March 31, 2010 [(($4.75 × 20) + ($5.50 × 20) + ($5.00 × 20))/60 = $5.08.].   In no event shall any Shares vest after the fifth anniversary of the date of this Agreement.

Notwithstanding the Continuous Service Requirement, to the extent one or both of the milestones set forth above have not been achieved, if the Monthly Average Price of the Common Stock equals or exceeds $5.00, as adjusted for any stock dividends, splits, combinations or similar events with respect to the Common Stock after the date of this Agreement, for either (A) each of the last two completed calendar months immediately prior to (x) the termination of Optionee’s employment (other than for Cause (as defined in Section 3(e)) or due to death or Disability (as defined in Section 3(f)) or (y) Optionee’s resignation for Good Reason or (B) the last completed calendar month immediately prior to such termination or resignation, then the consecutive three calendar month period used for determining whether the milestones have been met may include the one or two calendar months, as the case may be, immediately following the last completed calendar month prior to such termination or resignation to complete the three month determination period, provided that the last day of such three month period falls on or prior to the fifth anniversary of the date of this Agreement.  For example, assuming none of the Shares have vested and assuming there are 20 Trading Days in each month, if Optionee resigns for Good Reason prior to September 30, 2012 and the Monthly Average Prices for the two calendar months immediately prior to such resignation were $5.00 and $4.75, then the calendar month during which Optionee resigns may be included in the three month determination period for the purposes of calculating whether the vesting requirement set forth in the first paragraph of this Section 2(a) has been met, even if Optionee had resigned in the first week of such month.

For purposes of this Agreement, “Good Reason” shall mean any of the following events:  (1) a reduction in the scope of Optionee’s duties and responsibilities or the level of management to which he reports effected by the Company without Optionee’s prior written consent; (2) a reduction in his level of annual base salary or bonus as a percentage of annual base salary without his prior written consent; (3) a relocation of Optionee more than thirty (30) miles from the Company’s current corporate headquarters as of the date hereof effected by the Company without Optionee’s prior written consent; (4) a material breach of any provision of the Employment Agreement (as defined in Section 3(e)) by the Company; or (5) the failure of the Company to have a successor entity specifically assume the Employment Agreement.  Notwithstanding the foregoing, “Good Reason” shall only be found to exist if prior to Optionee’s resignation for Good Reason, the Optionee has provided written notice to the Company of such Good Reason event within 90 days of its occurrence, indicating and describing the event resulting in such Good Reason, the Company does not cure such event within 30 days following the receipt of such notice from Optionee and Optionee resigns within 6 months of providing notice to the Company.

(b)    During the lifetime of Optionee, the Option shall be exercisable only by Optionee and shall not be assignable or transferable by Optionee, other than by will or the laws of descent and distribution.  Notwithstanding the foregoing, Optionee may transfer the Option to any Family Member (as such term is defined in the General Instructions to Form S-8 (or successor to such Instructions or such Form)); provided, however , that (i) Optionee may not receive any consideration for such transfer, (ii) the Family Member must agree in writing not to make any subsequent transfers of the Option other than by will or the laws of the descent and distribution and (iii) the Company receives prior written notice of such transfer.

3.    Exercise of Option after Death or Termination of Employment or Service.  The Option shall terminate and may no longer be exercised if Optionee ceases to be employed by or provide Service to the Company or its Affiliates, except that:

    (a)    If Optionee’s employment or Service shall be terminated for any reason, voluntary or involuntary, other than for Cause or Optionee’s death or Disability, Optionee may, at any time within a period of one (1) month after the later of (i) the date of such termination or (ii) the date of any vesting of the Option pursuant to the application of the provisions in the second paragraph of Section 2(a) (the later of (i) and (ii), the “Final Vesting Date”), exercise the Option to the extent the Option was exercisable by Optionee on the Final Vesting Date.

    (b)    If Optionee’s employment or Service is terminated for Cause, the Option shall be terminated as of the date of the act giving rise to such termination.

    (c)    If Optionee shall die while the Option is still exercisable according to its terms, or if employment or Service is terminated because of Optionee’s Disability while in the employ of the Company, and Optionee shall not have fully exercised the Option, such Option may be exercised, at any time within twelve (12) months after Optionee’s death or date of termination of employment or Service for Disability, by Optionee, personal representatives or administrators or guardians of Optionee, as applicable, or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of Shares Optionee was entitled to purchase under the Option on (i) the earlier of the date of death or termination of employment or Service or (ii) the date of termination for such Disability, as applicable.

    (d)    Notwithstanding the above, in no case may the Option be exercised to any extent by anyone after the termination date of the Option.

    (e)    “Cause” shall mean Optionee has engaged in any one of the following:  (i) misconduct involving the Company or its assets, including, without limitation, misappropriation of the Company’s funds or property; (ii) reckless or willful misconduct in the performance of Optionee’s duties in the event such conduct continues after the Company has provided 30 days written notice to Optionee and a reasonable opportunity to cure; (iii) conviction of, or plea of nolo contendre to, any felony or misdemeanor involving dishonesty or fraud; (iv) the violation of any of the Company’s policies, including without limitation, the Company’s policies on equal employment opportunity and the prohibition against unlawful harassment; (v) the material breach of any provision of this Agreement or the Employment Agreement between the Company and Optionee (the “Employment Agreement ) after 30 days written notice to Optionee of such breach and a reasonable opportunity to cure such breach; or (vi) any other misconduct that has a material adverse effect on the business or reputation of the Company.  The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Affiliate) to discharge or dismiss any Optionee or other person in the Service of the Company (or any Affiliate) for any other acts or omissions but such other acts or omissions shall not be deemed, for purposes of the Agreement, to constitute grounds for termination for Cause.

    (f)    “Disability” shall mean a physical or mental impairment which, the Board of Directors determines, after consideration and implementation of reasonable accommodations, precludes the Optionee from performing his essential job functions for a period longer than three consecutive months or a total of one hundred twenty (120) days in any twelve month period.

4.    Method of Exercise of Option.  Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal office within the Option period.  The notice shall state the number of Shares as to which the Option is being exercised and shall be accompanied by payment of the exercise price.  Payment of the exercise price shall be made (i) in cash (including bank check, personal check or money order payable to the Company), (ii) with the approval of the Company (which may be given in its sole discretion), by delivering to the Company for cancellation shares of the Company’s Common Stock already owned by Optionee having a Fair Market Value equal to the full exercise price of the Shares being acquired, (iii) with the approval of the Company (which may be given in its sole discretion) and subject to Section 402 of the Sarbanes-Oxley Act of 2002, by delivering to the Company the full exercise price of the Shares being acquired in a combination of cash and Optionee’s full recourse liability promissory note with a principal amount not to exceed eighty percent (80%) of the exercise price and a term not to exceed five (5) years, which promissory note shall provide for interest on the unpaid balance thereof which at all times is not less than the minimum rate required to avoid the imputation of income, original issue discount or a below-market rate loan pursuant to Sections 483, 1274 or 7872 of the Code or any successor provisions thereto, (iv) subject to Section 402 of the Sarbanes-Oxley Act of 2002, to the extent this Option is exercised for vested shares, through a special sale and remittance procedure pursuant to which Optionee shall concurrently provide irrevocable instructions (1) to Optionee’s brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (2) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale, or (v) with the approval of the Company (which may be given in its sole discretion) and subject to Section 402 of the Sarbanes-Oxley Act of 2002, by delivering to the Company a combination of any of the forms of payment described above.  This Option may be exercised only with respect to full shares and no fractional share of stock shall be issued.

5.    Change in Control.

    (a)    If this Option is assumed in connection with a Change in Control or otherwise continued in effect, then this Option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Change in Control had the Option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the exercise price, provided the aggregate exercise price shall remain the same.  To the extent that the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of this Option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

    (b)    This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    (c)    For purposes of this Agreement, “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or other reorganization unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

6.    Capital Adjustments and Reorganization.  Should any change be made to the Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (a) the number and/or class of securities subject to this Option and (b) the exercise price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

7.    Restrictions on Transfer of Shares.

(a)    Except for any Permitted Transfer, Optionee shall not sell, make any short sale of, loan, pledge, encumber, assign, grant any option for the purchase of, or otherwise dispose or transfer, or otherwise agree to engage in any of the foregoing transactions with respect to, any of the Shares during the period beginning on the date hereof and ending on the date which is 18 months after the date of this Agreement (such period, the “Restricted Period”).  For purposes of this Agreement, “Permitted Transfer” shall mean (i) a gratuitous transfer of the Shares, provided and only if Optionee obtains the Company’s prior written consent to such transfer, (ii) a transfer of title to the Shares effected pursuant to Optionee’s will or the laws of inheritance following Optionee’s death, or (iii) a transfer of the Shares only to the extent necessary to cover any current tax liabilities of Optionee associated with the exercise of the Option.

(b)    Each person to whom the Shares are transferred by means of clause (i) or (ii) of Section 7(a) above (“Transferee”) must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that Transferee is bound by the provisions of this Agreement and that Transferee will not transfer, assign, encumber or otherwise dispose of any of the Shares during the Restricted Period.

(c)    Any new, substituted or additional securities which are distributed with respect to the Shares by reason of any recapitalization or reorganization of the Company shall be immediately subject to the transfer restrictions set forth in this Section 7, to the same extent the Shares are at such time covered by such provisions.

(d)    In order to enforce these transfer restrictions, the Company may impose stop-transfer instructions with respect to the Shares during the Restricted Period.

(e)    During the Restricted Period, any and all stock certificates for the Shares shall be endorsed with a restrictive legend substantially in the following form:

“The shares represented by this certificate are subject to certain transfer restrictions and may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written agreement by and between the Company and the registered holder of the shares (or the predecessor in interest to the shares).  A copy of such agreement is maintained at the Company’s principal corporate offices.”

8.    Miscellaneous.

(a)    Entire Agreement; Plan Provisions Control.  This Agreement (and any addendum hereto) and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.  All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be and binding on all persons having an interest in this Option.  All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning assigned to them in the Plan.

(b)    No Rights of Stockholders.  Neither Optionee, Optionee’s legal representative nor a permissible assignee of this Option shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in the name of Optionee, Optionee’s legal representative or permissible assignee, as applicable, without restrictions thereto.

(c)    No Right to Employment.  The grant of the Option shall not be construed as giving Optionee the right to be retained in the employ of, or if Optionee is a director of the Company or an Affiliate as giving the Optionee the right to continue as a director of, the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause.  In addition, the Company or an Affiliate may at any time dismiss Optionee from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or the Agreement.  Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate.  The Option granted hereunder shall not form any part of the wages or salary of Optionee for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment.  Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.  By participating in the Plan, Optionee shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(d)    Governing Law.  The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(e)    Severability.  If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(f)    No Trust or Fund Created.  Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Optionee or any other person.

(g)    Headings.  Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

(h)    Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be addressed to Optionee at the address of record provided to the Company by Optionee in connection with Optionee’s employment with or Services provided to the Company or such other address as Optionee may designate by ten (10) days’ advance written notice to the Company.  Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon the third (3rd) day following deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice.

(i)    Conditions Precedent to Issuance of Shares.  Shares shall not be issued pursuant to the exercise of the Option unless such exercise and the issuance and delivery of the applicable Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, state blue sky laws, the requirements of any applicable Stock Exchange or the Nasdaq Stock Market and the Delaware General Corporation Law.  As a condition to the exercise of the purchase price relating to the Option, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

(j)    Withholding.  In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option and in order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Optionee.

(k)    Consultation With Professional Tax and Investment Advisors.  Optionee acknowledges that the grant, exercise and vesting with respect to this Option, and the sale or other taxable disposition of the Shares, may have tax consequences pursuant to the Code or under local, state or international tax laws.  Optionee further acknowledges that Optionee is relying solely and exclusively on Optionee’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives).  Optionee understands and agrees that any and all tax consequences resulting from the Option and its grant, exercise and vesting, and the sale or other taxable disposition of the Shares, is solely and exclusively the responsibility of Optionee without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Optionee for such taxes or other items.

IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement on the date set forth in the first paragraph.

U.S. AUTO PARTS NETWORK, INC.
By:	/s/ SHANE EVANGELIST
Name:	Shane Evangelist
Title:	Chief Executive Officer

OPTIONEE:
By:	/s/ TED SANDERS
Name:	Theodore R. Sanders, Jr.